POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Base Policy:	Flexible Premium Variable Universal Life Insurance
Policy Date:	[May 1, 2019]
Insured:	[JOHN DOE]
Owner:	[JOHN DOE]
[State Department of Insurance:	(XXX) XXX-XXXX]

Premiums

Planned [Annual] Premium:	$[2,747.25]
7 Pay Premium:	$[4,197.93]
[Guideline Single Premium:	$[XX,XXX.XX]]
[Guideline Level Premium:	$[X,XXX.XX]]
Minimum* Premium Payment:	$[50.00]

*Unless a lower premium payment is required to keep the Policy In Force.

Premium Type

Basic Premium:	This is equal to all premium paid in a policy year, except for any Internal Premium.
Internal Premium:	This is equal to any premium that is received from a replacement or a conversion of an existing Pacific Life policy.

Premium Load Rate

Maximum Basic Premium Load Rate:	[6.50]%
Maximum Internal Premium Load Rate:	[6.50]%

Face Amount Adjustments

Maximum Fee per Evaluation of Insurability:	$[100.00]
Minimum Basic Face Amount Following Requested Decrease:	$[1,000.00]

Withdrawal Conditions

Maximum Fee for Each Withdrawal:	$[25.00]
Minimum Amount of Each Withdrawal:	$[200.00]
Minimum Net Cash Surrender Value Remaining After Withdrawal:	$[500.00]
Minimum Basic Face Amount After Withdrawal:	$[1,000.00]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Monthly Deduction Factors

Monthly Deduction End Date:	[June 1, 2102]
Administrative Charge Per Month:	$[10.00]
Maximum Monthly Asset Charge Rate:	[0.03% (equivalent to 0.36% annually)]

Accounts

Account Addition Method:	[Account Additions will be added to the Investment Options under the Policy according to the Payment Instructions on file.]

Account Addition Factors:

[Premium payments;]
[Loan repayments;]
[Any Additional Credits;]
[Monthly Deductions or other policy credits (excluding any interest credits) that increase the Accumulated Value under the policy; and]
[Credits under certain riders, if any, which increase the Accumulated Value under the policy.]

Account Deduction Method:	[Account Deductions reduce the Investment Options under the Policy and will be taken proportionately from the Fixed Account Value and the Variable Account Value until each have been reduced to zero.]

Account Deduction Factors:

[Monthly Deductions that reduce the Accumulated Value under the policy;]
[Any Withdrawal from the policy, including any Withdrawal Fee;]
[Standard Policy Loans;]
[Any distribution in order to maintain tax qualification under Code Section 7702 (see Tax Qualification as Life Insurance) or to maintain the policy as a non-MEC under Code Section 7702A (see Modified Endowment Contract Tax Status);]
[Payments, charges and fees under certain riders, if any; and]
[Any charge, fee, or distribution that reduces the policy’s Accumulated Value.]

[The Fixed Account is an Eligible Account under the 2% Interest Guarantee on Termination Rider]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Additional Credit

At our discretion, on a non-guaranteed basis, we may credit the Accumulated Value with an additional amount.  [The additional amount, if any, will be credited no less frequently than annually as an Account Addition.] Once credited, the additional amount is nonforfeitable except indirectly due to any Surrender Charge.

Loan Account Value

Minimum Loan Amount:	$[200.00]
Guaranteed Annual Loan Account Credit Interest Rate:	[2.00]%
Maximum Annual Loan Account Charge Interest Rate:	[2.25]%
Interest Calculation Method:	[Simple]

[The Loan Account is an Eligible Account under the 2% Interest Guarantee on Termination Rider.]

Basis of Values Conditions

Guaranteed Interest Rate for Fixed Options:	[2.00]% Annually. Any excess interest declared by us will be guaranteed for one year.

Basis of Value Mortality Table:

2017 CSO Mortality Tables adopted by the NAIC on April 6, 2016, ultimate only, age nearest birthday, composite (not smoker distinct), sex distinct with 80% male and 20% female blend for unisex, capped at 0.083333 per month.

Transfers Between Accounts

Minimum Transfer Amount:	$500

Remaining Balance Amount:	$500

Excess Transfer Charge:	$25 for each transfer exceeding 12 per policy year

Variable Options to Fixed LT Transfer Period:	12 Months
Fixed to Variable Options or Fixed LT Transfer Period:	12 Months
Transfers From the Fixed Account Conditions:	You may transfer up to 100% of the value in the Fixed Account to the Fixed LT Account. You may transfer from the Fixed Account to the Variable Options the greatest of:

1. $5,000. 2. 25% of the Accumulated Value in the Fixed LT Account. 3. The total amount transferred in the prior policy year from the Fixed Account to the Variable Options.
Transfers From the Fixed LT Account Conditions:	[You may make one transfer from the Fixed LT Account to the Variable Options or the Fixed Options during any twelve month period. Transfer is limited to the greatest of:
1. $5,000. 2. 10% of the Accumulated Value in the Fixed LT Account.

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

3. The total amount transferred in the prior policy year from the Fixed LT Account to either the Fixed Account or the Variable Options.
Allocations to the Fixed Options Limitations:

[Aggregate allocations to the Fixed Options are limited during the most recent 12 months for all policies in which you have any ownership interest or to which payments are made by a single payor, to $1,000,000.]

Reinstatement Conditions

Reinstatement Period:	3 Years

Suicide Exclusion

Suicide Exclusion Period:	2 Years from Policy Date

Juvenile Insured Conditions

Juvenile Insured Age:	Age [18]
Post-Juvenile Risk Class:	[Standard Smoker]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Available Death Benefit Options

Option A:

When elected, the Death Benefit equals the Total Face Amount. When this Death Benefit Option is In Effect, taking a withdrawal may decrease the Total Face Amount as described in the Withdrawals provision of the Policy.

[Option B:

When elected, the Death Benefit equals the Total Face Amount plus the Accumulated Value. When this Death Benefit Option is In Effect, taking a Withdrawal does not reduce the Total Face Amount, but rather, reduces the Accumulated Value, which has the effect of reducing the Death Benefit that would be payable.]

[Option C:

When elected, the Death Benefit equals the Total Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution that reduces the Accumulated Value, provided that such result is limited to the amount shown as the “Option C Death Benefit Limit”. When this Death Benefit Option is In Effect, taking a withdrawal does not reduce the Total Face Amount, but rather increases the sum of the withdrawals, which has the effect of reducing the Death Benefit. For the purpose of Death Benefit Option C calculations, Accelerated Death Benefits are not considered distributions. Under this option, the Death Benefit may be less than the Total Face Amount.]

Death Benefit Qualification Test

Death Benefit Qualification Test in Effect:	[Cash Value Accumulation Test] [Guideline Premium Test]

Death Benefit Elements

Net Amount At Risk Factor:	[1.0016516]
Death Benefit Option In Effect:	[A]
[Option C Death Benefit Limit:	$[XX,XXX,XXX]]
Permitted Death Benefit Option Change(s):	[The Death Benefit Option may be changed to Option A or B. Changes to Option C from either Option A or B are not permitted.]

Illustration Conditions

Maximum Fee for Illustration Requests Per Policy Year:	$[25.00]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

[Distribution Program

[Systematic Distribution Program:

This is a program of periodic distribution of Policy values that we designate as a Systematic Distribution Program. We reserve the right to discontinue such a program at any time. The program includes periodic distribution to you of a portion of the Policy’s Accumulated Value through Policy loans and Withdrawals while the Insured is alive and the Policy is In Force. A Lockout Period (see Lockout Period) will not begin as a result of a Policy loan or Withdrawal that is distributed to you as a result of this program. Contact us for details of how this program works.]]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Summary Of Coverages Effective On The Policy Date

P19PHV	Basic Life Coverage [(Guaranteed Issue)]
S19PHV
	Face Amount:	[$100,000]
	Insured:	[JOHN DOE]
	Sex and Age:	[Male 35]
	Risk Class:	[Standard Nonsmoker]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Maximum Surrender Charge Effective at

Beginning of Coverage Year [(Guaranteed Issue)]

Insured:	[John Doe]

[Maximum Surrender Charges are reduced by 1/12 of the Reduction Factor on each Monthly Payment Date.]

Coverage Year	Surrender Charge	Reduction Factor
[1		$0.00
2		0.00
3		0.00
4		0.00
5		0.00
6
7
8
9
10
11
12
13
14
15
16+	0	0]

[Note: From time to time, we may provide for a reduction of surrender charges on certain internal exchanges.]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Table of Cost of Insurance (COI) Rates

for Basic Life Coverage [(Guaranteed Issue)]

Insured:	[John Doe]

Maximum Monthly Cost of Insurance Rates Per $1000.00 of Net Amount at Risk Applicable to this Coverage.

Policy Year	COI Rate	Policy Year	COI Rate	Policy Year	COI Rate
[1	0.10090	30	1.27900	59	21.97380
2	0.10670	31	1.41510	60	23.81220
3	0.11170	32	1.55240	61	25.79270
4	0.12010	33	1.68980	62	27.64150
5	0.12840	34	1.83930	63	29.65380
6	0.13760	35	1.99170	64	31.85100
7	0.14930	36	2.17330	65	34.25960
8	0.16350	37	2.37670	66	36.90860
9	0.17930	38	2.64820	67	39.06360
10	0.19940	39	2.93180	68	41.41760
11	0.22110	40	3.23010	69	43.99540
12	0.24200	41	3.56140	70	46.82420
13	0.26460	42	3.92360	71	49.93700
14	0.27790	43	4.34570	72	53.37330
15	0.29380	44	4.84010	73	57.18460
16	0.31390	45	5.41330	74	61.42910
17	0.33900	46	6.04180	75	66.18210
18	0.37330	47	6.76170	76	71.53880
19	0.41180	48	7.51460	77	77.62690
20	0.45950	49	8.33040	78	83.33330
21	0.51560	50	9.24140	79	83.33330
22	0.57510	51	10.27540	80	83.33330
23	0.63890	52	11.43490	81	83.33330
24	0.69180	53	12.71510	82	83.33330
25	0.75230	54	14.10520	83	83.33330
26	0.82540	55	15.59360	84	83.33330
27	0.91630	56	17.17060	85	83.33330
28	1.02660	57	18.67330	86	83.33330
29	1.14970	58	20.26540	87+	0]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

Table of Maximum Monthly Coverage Charges

for Basic Life Coverage [(Guaranteed Issue)]

Insured:	[John Doe]

Policy Year	Coverage Charge	Policy Year	Coverage Charge	Policy Year	Coverage Charge
[1	34.97	30	36.96	59	36.96
2	34.97	31	36.96	60	36.96
3	34.97	32	36.96	61	36.96
4	34.97	33	36.96	62	36.96
5	34.97	34	36.96	63	36.96
6	34.97	35	36.96	64	36.96
7	34.97	36	36.96	65	36.96
8	34.97	37	36.96	66	36.96
9	34.97	38	36.96	67	36.96
10	34.97	39	36.96	68	36.96
11	34.97	40	36.96	69	36.96
12	34.97	41	36.96	70	36.96
13	34.97	42	36.96	71	36.96
14	34.97	43	36.96	72	36.96
15	34.97	44	36.96	73	36.96
16	34.97	45	36.96	74	36.96
17	34.97	46	36.96	75	36.96
18	34.97	47	36.96	76	36.96
19	34.97	48	36.96	77	36.96
20	34.97	49	36.96	78	36.96
21	36.96	50	36.96	79	36.96
22	36.96	51	36.96	80	36.96
23	36.96	52	36.96	81	36.96
24	36.96	53	36.96	82	36.96
25	36.96	54	36.96	83	36.96
26	36.96	55	36.96	84	36.96
27	36.96	56	36.96	85	36.96
28	36.96	57	36.96	86	36.96
29	36.96	58	36.96	87+	0]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

[Table of Minimum Death Benefit Percentages – Cash Value Accumulation Test

[Applicable on the Policy Date]

Insured:	[John Doe]

Policy Year	Minimum Death Benefit Percentage	Policy Year	Minimum Death Benefit Percentage	Policy Year	Minimum Death Benefit Percentage
[1	605%	23	272%	45	143%
2	552%	24	264%	46	140%
3	533%	25	255%	47	137%
4	515%	26	247%	48	134%
5	498%	27	239%	49	132%
6	482%	28	232%	50	129%
7	466%	29	224%	51	127%
8	450%	30	217%	52	124%
9	435%	31	211%	53	122%
10	421%	32	204%	54	120%
11	407%	33	198%	55	119%
12	393%	34	192%	56	117%
13	380%	35	187%	57	116%
14	368%	36	182%	58	114%
15	356%	37	176%	59	113%
16	344%	38	171%	60	112%
17	332%	39	167%	61	111%
18	321%	40	162%	62	110%
19	311%	41	158%	63	108%
20	301%	42	154%	64	106%
21	291%	43	150%	65	104%
22	281%	44	147%	66+	101%]]

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POLICY NUMBER:  [VP999999990]

POLICY SPECIFICATIONS

[Table of Minimum Death Benefit Percentages – Guideline Premium Test

[Applicable on the Policy Date]

Insured:	[John Doe]

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage
[0-40	250%	50	185%	60	130%	70	115%
41	243	51	178	61	128	71	113
42	236	52	171	62	126	72	111
43	229	53	164	63	124	73	109
44	222	54	157	64	122	74	107
45	215	55	150	65	120	75-90	105
46	209	56	146	66	119	91	104
47	203	57	142	67	118	92	103
48	197	58	138	68	117	93	102
49	191	59	134	69	116	94+	101]]

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